UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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MACK-CALI REALTY CORPORATION
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Mack-Cali Stockholders: Bow Street’s Proxy Contest Is Simply An Attempt To Acquire Mack-Cali’s Premium Office Assets at a Lowball Price or Force a “Fire Sale” of the Company Bow Street Special Opportunities Fund XV, LP (“Bow Street”) has nominated four candidates to stand for election to the Mack-Cali Board of Directors at the Company’s upcoming 2019 annual meeting of stockholders on June 12, 2019. Bow Street launched its proxy contest after the Mack-Cali Board carefully considered and unanimously rejected Bow Street’s and David Werner Real Estate Investments’ (“DWREI”) grossly inadequate, illusory, unworkable and unfinanced proposal to acquire the Company’s suburban and waterfront office assets, hotel joint venture interests and retail assets at a price far below fair market value. Now, Bow Street has flip-flopped its position and urges the Board to immediately announce a process to explore all strategic alternatives. In the course of its campaign, Bow Street has falsely stated it is seeking to maximize value for all Mack-Cali stockholders. Despite these misstatements, Bow Street’s actions make one thing clear: Bow Street’s true objective is to acquire Mack-Cali’s premium assets at a lowball price or, failing that, make a quick profit on its recent investment by forcing a “fire sale” of the Company, at the expense of all other Mack-Cali stockholders. Bow Street’s and DWREI’s Proposal Would Shortchange Other Mack-Cali Stockholders While the proposed transaction would be a “steal” for Bow Street and DWREI, the Company believes that it is highly unlikely to deliver aggregate consideration to other Mack-Cali stockholders that would be anywhere near the hypothetical value of up to $27-$29 per share that Bow Street has suggested. Bow Street’s and DWREI’s Proposal Grossly Undervalues Mack-Cali’s Core Office Portfolio CORE OFFICE PORTFOLIO VALUATION TOTAL | PER SQUARE FEET (“PSF”) Bow Street’s and DWREI’s proposal implies a gross asset valuation for Mack-Cali’s core office portfolio that is approximately $1 billion lower than management’s estimate, which has been confirmed by a recently performed independent valuation. Company Estimate1 (midpoint) HFF Estimate2 Bow Street Proposal (midpoint) Mack-Cali is poised to unlock tremendous near-term value through its Waterfront Strategy $3.0BN $273PSF $3.0BN $274PSF $2.0BN $182 PSF ~$1BN DISCOUNT TO COMPANY & HFF VALUE ESTIMATES

Bow Street's and DWREI's Proposal Significantly Overstates the Value of the Consideration That Stockholders Would Receive in the Proposed Transaction

Bow Street claims that the stock of the newly formed residential company ("ResiCo") to be distributed to Mack-Cali stockholders in the proposed transaction would trade near or at net asset value ("NAV"). However, the Company believes that such hypothetical trading levels are completely unrealistic for a small-cap, highly leveraged company with substantial development exposure and limited cash flow such as ResiCo. Contrary to Bow Street's baseless assumptions, the Company believes that ResiCo's stock would trade at a significant discount to NAV for the reasons outlined below.

Small Capitalization	• Equity Market Cap: $1.3BN[3] • Total Enterprise Value: $3.2BN[3]	*REITs having small capitalization and equity float generally offer investors less scale and liquidity and therefore tend to trade at a discount to NAV*
High Leverage	• Net Debt / EBITDA: 12.8x • (Net Debt + Preferred) / EBITDA: 15.7x	*High levels of debt and outsized debt service obligations would reduce ResiCo's financial and operating flexibility and hinder its reinvestment and growth opportunities, which will likely lead to trading at a discount to NAV*
High Exposure to Development	• Development Pipeline / Total Assets: 38% • (Development Pipeline + Land) / Total Assets: 52%	*High exposure to development projects with substantial funding requirements, speculative leasing assumptions and staggered future stabilization will likely lead to implied valuations that are at a discount to NAV*
Cash Flow Constrained to Execute Development & Pay Meaningful Dividends	• Small scale creates G&A inefficiencies • Staggered stabilization of to-be-delivered units	*High share of non-income producing development projects in ResiCo's current asset portfolio, coupled with its existing financing and operating obligations, would reduce cash flow available to fund the development pipeline and pay meaningful dividends to stockholders, which will likely lead to trading at a discount to NAV*

It is worth noting that none of the existing publicly-traded small-cap multifamily REITs[4] currently pursue development as a meaningful component of their business plan due primarily to their lacking the necessary scale, resources and financial wherewithal to successfully complete potential development projects.

Don't Be Fooled by Bow Street's "Bait and Switch"

Now that Bow Street's grossly inadequate and unfinanced proposal has received mostly unfavorable analyst coverage, Bow Street has changed course and is attempting to shift stockholders' focus away from its proposal by falsely claiming that the Mack-Cali Board is not open to opportunities to enhance stockholder value. We urge stockholders not to be fooled by this "bait and switch" approach, which is designed to disparage our Board and create the false impression that Bow Street's interests are aligned with those of other Mack-Cali stockholders.

Contrary to Bow Street's misleading assertions, the Mack-Cali Board and management team are committed to maximizing stockholder value and are open to any opportunities that may advance that objective, including a sale of all or part of the Company. However, the Board is not open to a "fire sale" of the Company at a grossly inadequate price, as proposed by Bow Street. While selling the Company at a "fire sale" price would allow Bow Street, a recent stockholder, to realize a quick profit on its investment, it would shortchange long-term investors and prevent them from realizing the full value potential of the Company’s ongoing asset portfolio transformation and the successful execution of its Waterfront Strategy. While Bow Street claims that it seeks to maximize value for all stockholders, its actions suggest the opposite. When the Company offered to add two of Bow Street’s nominees to the Board in order to avoid a costly and distracting proxy contest, Bow Street rejected this good faith offer and instead indicated that it would be willing to withdraw its director nominations if the Company agreed to sell certain of its office properties to Bow Street and DWREI at a “wholesale” price. The Company believes that these actions clearly demonstrate that, despite its self-serving rhetoric, Bow Street’s interests are not aligned with those of other Mack-Cali stockholders and that its true objective is to make a quick profit at the expense of all other Mack-Cali stockholders. Bow Street is NOT looking to enhance value for Mack-Cali stockholders, it is looking to steal value from Mack-Cali stockholders. Successfully Completing Our Portfolio Transformation Is the Best Way to Maximize Stockholder Value at This Time While the Mack-Cali Board is open to all available alternatives for maximizing stockholder value, including a potential sale of the Company, it does not believe that now is the right time for the Company to pursue a strategic transaction. The Company’s continued successful execution of its Waterfront Strategy has positioned Mack-Cali to supercharge earnings growth and narrow the gap between its NAV and stock price in the next two years, which will allow all Mack-Cali stockholders to realize the full value of their investment. The Board believes that a strategic process commenced prior to the successful completion of the Company’s ongoing asset portfolio transformation would not result in a transaction in which Mack-Cali stockholders would receive an attractive price for their shares. Moreover, the Board is confident that the successful completion of this strategic transformation will position the Company to obtain the maximum value for stockholders in a potential sale or other strategic transaction. Thus, the Board strongly believes that continuing to advance the Company’s Waterfront Strategy — not a “fire sale” of the Company, as suggested by Bow Street — is the best way to maximize value for all stockholders at this time. We urge you to vote “FOR ALL” of the Company’s director nominees on the enclosed WHITE proxy card TODAY to protect the value of your investment.

1 Based on Company reported figures, dated December 31, 2018. 2 Based on an independent valuation by Holliday, Fenoglio Fawler, L.P. (“HFF”), a leading consultant and provider of capital markets services to the commercial real estate industry, of Mack-Cali’s core office portfolio, dated April 5, 2019. 3 Assumes ResiCo will trade at a 25% discount to estimated ResiCo NAV / Share pro forma for the full burden of estimated transaction costs associated with the proposal. 4 Small cap multifamily REITs include APTS, BRG, IRET, IRT and NXRT. FORWARD LOOKING STATEMENTS Statements made in this document may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as “may,” “will,” “plan,” “potential,” “projected,” “should,” “expect,” “anticipate,” “estimate,” “target,” “continue,” or comparable terminology. Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate and involve factors that may cause actual results to differ materially from those projected or suggested. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the heading “Disclosure Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Report on Form 10-K, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q, which are incorporated herein by reference. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise, except as required under applicable law. IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT This document may be deemed to contain solicitation material in respect to the solicitation of proxies from the Company’s stockholders in connection with the 2019 Annual Meeting of Stockholders (the “Annual Meeting”). The Company has filed with the Securities and Exchange Commission (the “SEC”) and mailed to its stockholders a definitive proxy statement and accompanying WHITE proxy card in connection with the Annual Meeting. The definitive proxy statement contains important information about the Company, the Annual Meeting and related matters. Stockholders may obtain a free copy of the definitive proxy statement and other documents that the Company files with the SEC on the SEC’s website, at www.sec.gov. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT, THE ACCOMPANYING WHITE PROXY CARD AND ANY OTHER RELEVANT SOLICITATION MATERIALS BECAUSE THESE DOCUMENTS CONTAIN IMPORTANT INFORMATION. CERTAIN INFORMATION REGARDING PARTICIPANTS Mack-Cali, its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the Annual Meeting. Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company is set forth in the definitive proxy statement and other relevant solicitation materials filed by the Company. These documents, and any and all other documents filed by the Company with the SEC, may be obtained by investors and stockholders free of charge on the SEC’s website at www.sec.gov. Copies are available at no charge on the Company’s website at https://www.mack-cali.com. Your Vote Is Important, No Matter How Many or How Few Shares You Own You can vote by Internet, telephone or by signing and dating the WHITE proxy card and mailing it in the envelope provided. If you have any questions about how to vote your shares or need additional assistance, please contact: 1407 Broadway New York, New York 10018 proxy@mackenziepartners.com Call Collect: (212) 929 5500 Toll Free: (800) 322 2885 REMEMBER: We urge you NOT to vote using any Gold proxy card sent to you by Bow Street, as doing so will revoke your vote on the WHITE proxy card.